Q1 FISCAL 2009 PREPARED REMARKS

OPENING COMMENTS

The global economic situation is clearly impacting businesses around the world. PTC is not immune to an environment where businesses are spending less and taking longer to decide where they are going to invest to continue to drive future growth and profitability.

Late in Q1 we began experiencing lengthening lead times and reduced spending on large deals and our reseller channel was also being impacted by softening end-market demand. Given the uncertainty of the current environment, we believe it is prudent to reduce our FY’09 revenue expectation to approximately $960 million and to re-align our cost structure accordingly. In addition to actions we began to take in Q1 to reduce operating expenses, we will be taking a $15 million to $20 million restructuring charge in Q2; these actions are designed to reduce our original operating expense plan for FY’09 by approximately $50 million. Given our current revenue assumptions and cost controls, we are now expecting approximately 15% non-GAAP operating margins for the full fiscal year. Importantly, we expect to exit the year with quarterly non-GAAP operating expenses of approximately $190 to $195 million; on flat revenue this would drive 20% non-GAAP operating margins in FY’10. We expect non-GAAP EPS of $0.04 to $0.10 in Q2’09 and $0.90 for FY’09. On a GAAP basis, we expect a loss per share of $0.10 to $0.19 in Q2’09 and EPS of $0.43 to $0.49 for FY’09. (See pages 8-9 for further detail on expenses).

Even as we wrestle with near-term uncertainties, we remain optimistic about the long-term opportunity for PTC. Our software and services support companies’ initiatives to enhance their own competitiveness through product innovation and the globalization of their product development and manufacturing processes, facilitating faster time-to-market and improved product quality at a lower total cost. Our pipeline for new business opportunities remains robust, but conversion of this pipeline into license revenue is challenging. New license sales of our PDMLink product, which is the core of our Windchill® data management and collaboration product family, were up 10% year-over-year in a quarter when total license sales were down 29%.

We intend to continue to make strategic investments in FY’09 which we believe are critical to gaining market share and improving operating profitability over the longer-term, including:

1)	Investing in R&D to further improve the breadth and competitiveness of our product portfolio, supported by modest acquisitions such as Synapsis, which we completed in Q1
2)	Continuing to evolve our distribution model through increased investment in support of our reseller channel and investment in developing a network of enterprise reseller partners
3)	Enhancing and leveraging the value of our services business through expansion of our services ecosystem, including the addition of strategic services partners
4)	Continuing the globalization of our workforce, primarily through investments in emerging economies

We remain committed to accelerating our organic growth rate and expanding our non-GAAP operating margins into the mid-twenty percent range over the longer term.

Computer-Based Training Product Reclassification

Beginning in FY2009, PTC is reclassifying its computer-based training product related sales previously recorded as Services revenue to License and Maintenance revenue to better align with how these training products are sold to customers. This will not affect total revenue, operating margins or net income. However, the reclassification will result in a shift of approximately $20 million of revenue annually from Services to License and Maintenance (primarily License). Revised historical results which reflect this reclassification, including the reclassification of related costs from cost of service to cost of license, are included in the Financial and Operating Metrics document available on our website. All results and forward-looking comments provided below are in accordance with the reclassified reporting structure.

Non-GAAP Supplemental Information PTC provides non-GAAP supplemental information to its GAAP information.  PTC's reasons for providing this information are described at the end of this document.  GAAP information corresponding to the non-GAAP information provided is contained in the attached tables, along with a reconciliation between the GAAP and non-GAAP information.

REVENUE COMMENTARY AND OUTLOOK

Even though our license sales were hurt by the macroeconomic environment this quarter, our products continue to perform well in competitive benchmarks for new PLM programs. We also had a relatively strong revenue quarter with respect to our maintenance and services businesses, which both performed at the high-end of our original guidance expectations. In Q1’09 we received major orders from leading organizations such as Boeing GSIMS, China Shipbuilding Group, EADS, Furukawa Rock Drill, Olympus, and Samsung.

REVENUE BY DIRECT / CHANNEL (NON-GAAP)

Our direct sales force is primarily focused on large enterprise customers in the MCAD and Data Management and Collaboration (‘DM&C’) markets. Our reseller channel is focused primarily on Small and Medium Businesses (SMB) in these markets.

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09
Direct	$174.4	$179.2	$177.3	$215.3	$746.1	$183.0	$191.6	$202.1	$224.7	$801.5	$175.6
Channel	$47.3	$48.9	$47.6	$51.4	$195.2	$59.5	$67.9	$70.6	$75.5	$273.4	$64.8
Channel as % of Revenue	21%	21%	21%	19%	21%	25%	26%	26%	25%	25%	27%

In Q1 non-GAAP Direct account revenue, including Strategic Account Management (SAM) accounts, was down 4% year-over-year, while channel revenue of $65 million was up 9% year-over-year. These results reflect 2 months of incremental CoCreate revenue, offset by unfavorable currency impact and macroeconomic conditions. Excluding CoCreate, our channel revenue was down 3% year-over-year.

Looking forward to FY’09, we intend to re-align our sales and marketing spend in line with current customer spending levels while at the same time making investments in support of our channel business. Over the next 3 years we are targeting channel revenues to comprise 35% to 40% of total revenue.

We currently have more than 410 channel partners supported by 125 channel business development managers, including approximately 35 from CoCreate, who are focused primarily on selling our MCAD products such as Pro/ENGINEER®, Mathcad® and CoCreate® into the SMB marketplace. We released Windchill ProductPoint® (our Microsoft Sharepoint-based version of Windchill) in January 2009 to capitalize on what we believe is a growing market demand for an SMB DM&C solution. This product is now available for our current channel partners to sell and we have also already signed up a several Microsoft resellers. We have had a very positive initial reaction to Windchill ProductPoint®. We are also developing a network of enterprise resellers to further expand our Windchill ecosystem.

On the direct side, we have 355 sales reps at the end of Q1. These reps are primarily focused on selling our Product Development System, which incorporates all of our primary product families, to large enterprise customers.

LARGE DEAL ACTIVITY

Large deal activity is a significant growth driver as it tends to generate 13% to 15% of our total revenues in any given quarter, with the exception of Q4 which is typically higher. Large deal activity is driven primarily by direct sales reps. We define “large deals” as recognizing more than $1 million of license and services revenue from a customer during a quarter.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09
Number of Large Deals	12	16	16	22	66	12	16	13	24	65	9
L&S Revenue	$28.1	$35.5	$33.6	$58.1	$155.3	$32.0	$37.5	$35.5	$60.1	$165.2	$24.2
Avg. Deal Size	$2.3	$2.2	$2.1	$2.6	$2.4	$2.7	$2.3	$2.7	$2.5	$2.5	$2.7
% of Total Revenue	13%	16%	15%	22%	16%	13%	14%	13%	20%	15%	10%

In Q1 we had 9 large deals totaling $24 million. 4 of these customers were in North America, 4 in Europe and 1 in Asia. This compares to 12 large deals in Q1’08 totaling $32 million. It is worth mentioning that 1 of the deals in Q1’09 was almost $10 million, which skews the dynamics of what we are seeing with large deal activity; lead times are lengthening and deal sizes are getting smaller. Excluding the large deal in Q1’09, the average deal size was $1.8 million compared to $2.5 million in FY’08.

FY’09 Outlook

We continue to have a large pipeline of large deals that we are working on world-wide. However, given that large deal activity is clearly being adversely affected by macroeconomic conditions, we expect continued year-over-year declines in large deal activity in Q2.

REVENUE BY LINE OF BUSINESS

LICENSE

License sales generate the highest gross margins, which are in the mid- to high 90% range. License revenue tends to represent 28% to 35% of our total revenues in any given quarter, with Q4 generally being our strongest quarter.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09
License	$69.8	$76.9	$65.7	$105.0	$317.3	$71.0	$77.9	$79.9	$103.6	$332.4	$50.5
% of Total Revenue	31%	34%	29%	39%	34%	29%	30%	29%	35%	31%	21%

Q1 License revenue of $51 million was down 29% year over year. We had license softness in all geographies and across all of our major product families, with the exception of Windchill PDMLink which was up 10% year-over-year. Our products continue to perform very well in competitive benchmarks, and we believe that we are well positioned to leverage our strong market position and technology when customer buying behavior begins to stabilize.

Looking forward to FY’09, we are expecting license sales to be down approximately 35% compared to FY’08. For Q2’09, we are expecting a $5 to $10 million sequential decline in license revenue, as we believe that macroeconomic conditions will continue to deteriorate, at least in the short term. SERVICES

Please note that our Services business has changed as a result of the computer-based training product reclassification described on page 2 of this document. The numbers below are in accordance with the reclassified reporting structure.

Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions and providing them with training on our software. Services revenue tends to represent approximately 20% to 25% of our total revenues in any given quarter.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09
Services	$50.5	$51.7	$55.4	$54.9	$212.5	$55.5	$58.0	$60.6	$62.8	$236.9	$59.1
% of Total Revenue	23%	23%	25%	21%	23%	23%	22%	22%	21%	22%	25%

Q1 Services revenue of $59 million was up 6% year over year. Our training business, which typically represents about 15% of our total services revenue, was up 7% year over year. Our consulting business, which primarily supports Windchill implementations, was up 6% year over year. Our services net margins were 1.9%, compared to 1.5% in Q1’08.

Looking forward to FY’09, we continue to expect flat to low single-digit growth in services. We have a solid backlog of services engagements that provides near-term visibility into our services business. Longer-term, significantly reduced Windchill license revenues would likely have an adverse impact on services revenue.

We also intend in fiscal 2009 to begin to expand our services ecosystem by adding strategic services partners. We continue to focus on improving our services net margins. For Q2’09, we are expecting flat sequential services revenue.

MAINTENANCE (NON-GAAP)

Our maintenance business is an important barometer of customer satisfaction with our solutions. It is also a strong source of recurring revenue for PTC. Maintenance gross margins are in the mid- to high 80% range. Maintenance revenue represents 45% to 50% of our total revenues in any given quarter, with Q4 usually being lower as a percent of total revenue due to typically strong performance of license sales in that quarter.

	Q1’07	Q2’07	Q3’07	Q4’07	FY’07	Q1’08	Q2’08	Q3’08	Q4’08	FY’08	Q1’09
Maintenance	$101.4	$99.5	$103.8	$106.8	$411.5	$116.0	$123.7	$132.2	$133.8	$505.7	$130.8
% of Total Revenue	46%	44%	46%	40%	44%	48%	48%	48%	45%	47%	54%

Q1 non-GAAP maintenance revenue of $131 million was up 13% year over year. All of our geographic regions delivered year-over-year growth. Maintenance revenue growth in Q1 continued to benefit from the CoCreate Software business which has a large maintenance base. Excluding CoCreate, we delivered 4% year-over-year growth in maintenance revenues. Maintenance also faced a $3 million year-over-year currency headwind in Q1.

Looking forward to FY’09, we are expecting a flat to modest year-over-year increase in maintenance revenue. Longer term, significantly reduced license revenues would likely have an impact on Maintenance revenue. For Q2’09, we are expecting a $5 million sequential decline in maintenance revenue, driven primarily by seasonal renewal patterns and the timing of our Q1 quarter close. We continue to see strong maintenance attach and renewal rates. We continue to expect currency to be a headwind for FY’09.

Active Maintenance Paying Seats

We have more than 900,000 active maintenance paying seats of PTC software in use today. Q1 is our 15th consecutive quarter of maintenance seat growth. We believe the solid, growing base of maintenance-paying customers is a testament to the quality of our products and we also view it as one of our largest assets.

	Q1’07	Q2’07	Q3’07	Q4’07	FY’07	Q1’08	Q2’08	Q3’08	Q4’08	FY’08	Q1’09
Pro/E	128.8	126.7	127.3	129.6	129.6	130.9	132.3	134.4	135.2	135.2	138.5
Windchill	419.3	430.2	450.1	481.3	481.3	534.2	552.2	579.5	615.3	615.3	622.9
All Others	65.0	90.5	93.6	89.3	89.3	151.7	150.4	152.3	148.9	148.9	154.5
Total	613.1	647.4	671.0	700.2	700.2	816.8	834.9	866.2	899.4	899.4	915.9

REVENUE BY GEOGRAPHIC REGION (NON-GAAP)

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09
North America	$86.5	$89.4	$86.9	$102.2	$365.0	$84.7	$88.4	$90.2	$102.0	$365.2	$83.5
% of Total Revenue	39%	39%	39%	38%	39%	35%	34%	33%	34%	34%	35%

North America non-GAAP revenue was $84 million in Q1, down 1% compared with last year. Channel revenue in North America in Q1 was up 2% compared to Q1’08; excluding CoCreate, channel revenue was still up 2%.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09
Europe	$82.7	$82.8	$86.2	$101.6	$353.4	$102.3	$107.1	$112.3	$131.1	$452.9	$99.4
% of Total Revenue	37%	36%	38%	38%	38%	42%	41%	41%	44%	42%	41%

Europe non-GAAPrevenue was $99 million in Q1, down 3% compared to Q1’08. On a constant currency basis, our European revenue was up 8% compared to Q1’08. Channel revenue in Europe in Q1 was up 10% compared to Q1’08; excluding CoCreate, channel revenue in Europe was down 5%.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09
Japan	$24.5	$25.1	$19.2	$28.6	$97.3	$25.5	$30.4	$36.0	$27.7	$119.6	$25.8
% of Total Revenue	11%	11%	9%	11%	10%	11%	12%	13%	9%	11%	11%

Japan non-GAAPrevenue was $26 million in Q1, flat compared to Q1’08. On a constant currency basis, our Japan revenue was down 10% compared to Q1’08. Channel revenue in Japan in Q1’09 was up 29% compared to Q1’08; excluding CoCreate, channel revenue in Japan was down 13%.

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09
Pacific Rim	$28.0	$30.7	$32.6	$34.2	$125.6	$30.0	$33.5	$34.3	$39.5	$137.3	$31.7
% of Total Revenue	13%	13%	15%	13%	13%	12%	13%	13%	13%	13%	13%

Pacific Rim non-GAAP revenue was $32 million in Q4, up 6% compared to Q1’08. Channel revenue in the Pacific Rim in Q1 was flat compared to Q1’08; excluding CoCreate, channel revenue was still flat vs. last year. China continues to be a strong growth area for us with revenue up 7% in Q1 compared to Q1’08.

CURRENCY IMPACT ON NON-GAAP RESULTS

Because we have a global business with real strength in Europe and Asia, which represent more than 65% of our revenue, our results are impacted by currency fluctuations. On a constant currency basis, we achieved 2% year-over-year revenue growth in Q1. Currency fluctuations unfavorably impacted Q1 revenue by $7.8 million and favorably impacted expenses by $7.1 million.

Constant Currency (assumes Q1’08 currency rates)

•	Q1’09 USD / Euro average quarterly rate of $1.35 vs. $1.43 last year
•	Q1’09 YEN / USD average quarterly rate of 102 vs. 114 last year

	Q1'09	Q1'09	Q1'08	Q1’09 Const. FX	Q1’09 Actual
	Actual	Const. FX	Actual	Vs. Q1’08 Actual
License	$ 50.5	$ 52.7	$ 71.0	-26%	-29%
Services	$ 59.1	$ 62.1	$ 55.5	12%	6%
Maintenance	$ 130.8	$ 133.4	$ 116.0	15%	13%
Total	$ 240.4	$ 248.2	$ 242.5	2%	-1%

	Q1'09	Q1'09	Q1'08	Q1’09 Const. FX	Q1’09 Actual
	Actual	Const. FX	Actual	Vs. Q1’08 Actual
North America	$ 83.5	$ 83.5	$ 84.7	-1%	-1%
Europe	$ 99.4	$ 110.0	$ 102.3	8%	-3%
Japan	$ 25.8	$ 22.9	$ 25.5	-10%	1%
Pacific Rim	$ 31.7	$ 31.8	$ 30.0	6%	6%
Total	$ 240.4	$ 248.2	$ 242.5	2%	-1%

Looking forward, we continue to expect an overall currency headwind for FY’09. However, the magnitude of that headwind is difficult to predict given FX volatility over the past few quarters. Recall that currency was a considerable tailwind for PTC in FY’08; revenue benefited year-over-year from favorable currency impact by approximately $58 million while expenses were negatively impacted by approximately $33 million. The guidance we are providing assumes current exchange rates of approximately USD 1.35 / EURO and YEN 91 / USD.

Q1 FY'09 EXPENSES COMMENTARY AND OUTLOOK

INCOME STATEMENT COMMENTS

Given our current revenue outlook for FY’09, we believe it is prudent to adjust our cost structure. To that end, we are taking a number of actions to reduce our FY’09 operating expenses by approximately $50 million ($85 million on an annualized basis). These actions will enable us to deliver 15% non-GAAP operating margins based upon a $960 million annual revenue forecast. Operating margins for H2 FY’09 should exceed 20%, and our “run-rate” cost structure should enable us to achieve 20% non-GAAP operating margins even on flat revenues going forward.

Below is an outline of the primary cost reduction actions we are taking:

1)	We have implemented a 100% hiring freeze except for positions that support our three strategic business model initiatives
2)	We have cancelled annual merit increases for FY’09
3)	We are reducing other operating expenses such as travel and certain marketing related expenses
4)	We will be taking a $15 to $20 million restructuring charge in Q2 and Q3 related to a reduction in force and related facility consolidations

NON-GAAP ADJUSTMENTS

A reconciliation between our GAAP and non-GAAP results for Q1’09 appears at the end of this document.

Q1 non-GAAP results exclude $10.5 million of stock-based compensation expense, $8.5 million of acquisition-related intangible asset amortization expenses and $6.2 million of related income tax effects. The Q1 results include a non-GAAP tax rate of 19%, a GAAP tax benefit rate of 89% and approximately 117 million diluted shares outstanding.

FY’09 non-GAAP guidance excludes the following full-year estimated expenses and their tax effects:

•	Approximately $46 million of expense related to stock-based compensation
•	Approximately $35 million of acquisition-related intangible asset amortization expense
•	Approximately $15 to $20 million of restructuring expense

Q2’09 non-GAAP guidance excludes the following estimated expenses and their tax effects:

•	Approximately $10 million of expense related to stock-based compensation
•	Approximately $9 million of acquisition-related intangible asset amortization expense
•	Approximately $15 to $20 million of restructuring expense

NON-GAAP OPERATING EXPENSES / NON-GAAP OPERATING MARGIN

NON-GAAP OPERATING EXPENSES / NON-GAAP OPERATING MARGIN

	Q1'07	Q2'07	Q3'07	Q4'07	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09
Cost of License	$2.6	$2.7	$2.6	$2.7	$10.6	$1.8	$2.2	$2.7	$3.5	$10.2	$2.9
% of Revenue	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
Cost of Service	$66.3	$66.5	$66.4	$66.6	$265.8	$68.6	$71.6	$74.3	$76.9	$291.4	$73.5
% of Revenue	30%	29%	30%	25%	28%	28%	28%	27%	26%	27%	31%
R&D	$36.2	$38.5	$38.7	$41.7	$155.1	$39.3	$43.4	$45.1	$44.8	$172.6	$46.1
% of Revenue	16%	17%	17%	16%	17%	16%	17%	17%	15%	16%	19%
S&M	$68.0	$69.2	$72.5	$73.5	$283.2	$68.2	$70.4	$75.6	$80.5	$294.7	$77.0
% of Revenue	31%	30%	32%	28%	30%	28%	27%	28%	27%	27%	32%
G&A	$15.6	$17.6	$16.0	$17.9	$67.1	$20.4	$17.4	$16.9	$19.6	$74.3	$18.3
% of Revenue	7%	8%	7%	7%	7%	8%	7%	6%	7%	7%	8%
Total Expenses	$188.7	$194.5	$196.2	$202.4	$781.8	$198.3	$205.0	$214.6	$225.3	$843.2	$217.8
% of Total Revenue	85%	85%	87%	76%	83%	82%	79%	79%	75%	78%	91%

Q1 non-GAAP operating expenses were $218 million, up 10% from Q1 of last year (GAAP operating expenses were $237). From an operating performance perspective, we achieved 9.4% non-GAAP operating margin in Q1’09, compared to 18.2% last year. GAAP operating margin was 1.5% for Q1’09 compared to 6.2% in Q1’08.

Looking forward, we are expecting non-GAAP operating expenses for Q2’09 of approximately $210 to $215 million; the bulk of the benefit from our cost saving actions will be recognized in the second of FY’09 (GAAP operating expenses are expected to be $244 to $254). We expect FY’09 expenses to be approximately $25 million less than FY’08.

TAX RATE

Q1 non-GAAP tax rate was 19%, lower than the 30% tax rate we had anticipated; we benefited $0.02 to non-GAAP EPS as a result of the lower tax rate. We received approximately a $2 million benefit related to R&D tax credits in Q1’09. Our GAAP tax benefit rate was 89%.

Looking forward, the Q2 guidance assumes a non-GAAP tax rate of 25% and a GAAP tax provision of 30%, which is a benefit on a loss before tax that includes an anticipated one-time tax benefit of approximately $7 million. The FY’09 guidance assumes a non-GAAP tax rate of 25% and a GAAP tax benefit rate of 30%.

SHARE COUNT / SHARE REPURCHASE

We had 117.4 million fully diluted shares outstanding at the end of Q1 compared to our expectation of about 119 million. We repurchased 900,000 shares for $10 million in Q1. We have $85 million remaining under our current authorization to repurchase shares. We intend to continue our share repurchases in Q2’09.

Looking forward, we expect to repurchase approximately $50 million of our stock in FY’09, resulting in approximately 117 million fully diluted shares by fiscal year end.

BALANCE SHEET COMMENTARY

CASH / CASH FLOW FROM OPERATIONS

For Q1’09, our cash balance was $227 million, down $30 million from the end of Q4’08. Our cash balance is typically down in Q1 compared to Q4 due to commission and bonus payouts for the previous year made during the first quarter. We generated $14 million in cash flow from operations, down from $21 million in Q1 of FY’08. The cash balance at the end of Q1’09 also reflects:

•	Capital Expenditures: $8 M
•	Debt: Repaid $13 M
•	FX impact on cash: $5 M unfavorable
•	Share Repurchase: $10 M

DSO

DSO for Q1’09 was 70 days, up from 61 days in Q4’08, but down from 73 days in Q1’08. The Q1’09 DSO was impacted by lower revenue rather than a change in collections as a percentage of Accounts Receivable.

OUTSTANDING DEBT

Q1 During the quarter, we repaid another $13 million of our original $220 million debt obligation borrowed under our revolving credit facility for the CoCreate acquisition. We also benefited $1 million from currency impact on our outstanding balance during Q1’09. At the end of Q1’09 we had an outstanding balance of $74 million on our revolving credit facility.

Looking forward, we expect to pay down our outstanding debt balance by the end of FY’09.

MISCELLANEOUS COMMENTS

HEADCOUNT

Total headcount was 5,264 at the end of Q1’09, up 177 employees (including approximately 20 from the Synapsis acquisition) from 5,087 at the end of Q4’08. Given the hiring freeze and restructuring plan we intend to end FY’09 with approximately 5,000 employees.

M&A

We completed the acquisition of Synapsis in Q1’09. Synapsis' patented solution supports environmental regulatory compliance and "green" product design by helping manufacturers manage compliance with REACH, as well as RoHS, WEEE, ELV, and China RoHS.

Synapsis’ solutions are available immediately from PTC.  PTC expects to announce further details regarding the timing and availability of an integration with Windchill® in the near future.

We continue to view M&A as a strategic vehicle to further enhance our product portfolio and growth opportunity. We intend to remain opportunistic as it relates to M&A throughout the course of FY’09. We have more than $150 million available under our revolving credit facility as well as available cash with which to execute strategic M&A opportunities.

WRAP-UP

Given the current re-setting of the global economy and the currency headwind we continue to face in FY’09, we believe it is prudent to revise our fiscal 2009 revenue target to $960 million and re-align our cost structure with the goal of delivering 20% non-GAAP operating margins on an annualized basis. Despite the current global economic situation, there are a number of things that give us confidence in the long-term opportunity for PTC:

1)	The value proposition of our solutions remains solid
•	We have more than 900,000 active maintenance paying seats of our software in the market, and this number continues to grow
•	We have a global footprint, with operations in more than 25 countries around the world
•	Our pipeline for new business opportunities remains strong
2)	We are continuing to invest in best-in-class technology and a broad product portfolio
•	We launched Windchill ProductPoint in January 2009
•	We launched Windchill 9.1 and ProductView 9.1 in Q1
•	We expect to launch Pro/E Wildfire 5.0 and ArborText 5.4 in H2 FY’09
3)	Our business model is healthy
•	Our services and maintenance revenue streams, which comprise more than 70% of our total revenue, have continued to be highly predictable and stable
•	We are continuing to focus on business initiatives to further improve the model
o	Expanding the channel to 35% to 40% of revenue
o	Improving Services efficiencies
o	Improving the mix of revenue by adding enterprise resellers and services partners

We would like to offer our continued thanks to everyone for their on-going support during these unprecedented times.

Important Information About Non-GAAP References

PTC provides non-GAAP supplemental information to its financial results and targets. Non-GAAP revenue excludes the effect of purchase accounting on the fair value of the acquired deferred maintenance revenue balance of CoCreate Software GmbH. Non-GAAP operating expenses, margin and EPS exclude, as applicable, stock-based compensation expense, amortization of acquired intangible assets, acquired in-process research and development expenses, restructuring charges, non-cash effects of liquidating subsidiaries and the related tax effects of the preceding items and any one-time tax items, such as valuation allowance reversals. PTC provides this non-GAAP information to facilitate period-to-period comparisons of its operational performance by adjusting for certain non-cash and certain episodic expenses. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to peer companies. PTC management also uses this and other non-GAAP financial information to evaluate, manage and plan our business because the information provides additional insight into ongoing financial performance. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Therefore, management uses, and investors should use, non-GAAP measures in conjunction with our reported GAAP results. Please refer to the attached tables for a reconciliation between GAAP results and the non-GAAP supplemental information.

Forward-Looking Statements

Statements in this document that are not historic facts, including statements about our fiscal 2009 expectations, financial targets, anticipated tax rates and cash flows, the expected impact of our planned strategic investments on our future success, the expected effect of our operating expense reduction efforts on future results, and our ability to successfully generate cash at the level we expect, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that our customers may further reduce, defer or forego investment in our solutions in the current economic climate, the possibility that we will experience a shortfall in revenue that causes us to decrease or eliminate planned strategic investments in our business or to defer or forego repurchases of our stock or repayment of our outstanding debt, the possibility that our efforts to reduce our operating expenses may not have the effects we expect and could harm our operations, and the possibility that we may be unable to draw from our revolving credit facility when or to the extent we decide to do so. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses (including restructuring charges) and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

PTC, The Product Development Company, and all other PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies referenced herein are trademarks or registered trademarks of their respective holders.

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in millions)

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09
GAAP Direct revenue	$174.4	$179.2	$177.3	$215.3	$746.1	$182.5	$190.3	$201.3	$224.2	$798.4	$175.6
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	0.0	0.0	0.0	0.0	0.0	0.5	1.3	0.8	0.5	3.1	0.0
Non-GAAP Direct revenue	$174.4	$179.2	$177.3	$215.3	$746.1	$183.0	$191.6	$202.1	$224.7	$801.5	$175.6

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09
GAAP Channel revenue	$47.3	$48.9	$47.6	$51.4	$195.2	$58.7	$67.5	$70.4	$75.3	$271.9	$64.8
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	0.0	0.0	0.0	0.0	0.0	0.8	0.4	0.2	0.2	1.5	0.0
Non-GAAP Channel revenue	$47.3	$48.9	$47.6	$51.4	$195.2	$59.5	$67.9	$70.6	$75.5	$273.4	$64.8

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09
GAAP Maintenance revenue	$101.4	$99.5	$103.8	$106.8	$411.5	$114.8	$122.0	$131.2	$133.1	$501.1	$130.8
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	0.0	0.0	0.0	0.0	0.0	1.2	1.7	1.0	0.7	4.6	0.0
Non-GAAP Maintenance revenue	$101.4	$99.5	$103.8	$106.8	$411.5	$116.0	$123.7	$132.2	$133.8	$505.7	$130.8

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09
GAAP North America revenue	$86.5	$89.4	$86.9	$102.2	$365.0	$84.5	$88.2	$90.1	$101.9	$364.7	$83.5
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	0.0	0.0	0.0	0.0	0.0	0.2	0.2	0.1	0.1	0.5	0.0
Non-GAAP North America revenue	$86.5	$89.4	$86.9	$102.2	$365.0	$84.7	$88.4	$90.2	$102.0	$365.2	$83.5

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09
GAAP Europe revenue	$82.7	$82.8	$86.2	$101.6	$353.4	$101.6	$106.2	$111.8	$130.7	$450.3	$99.4
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	0.0	0.0	0.0	0.0	0.0	0.7	0.9	0.5	0.4	2.6	0.0
Non-GAAP Europe revenue	$82.7	$82.8	$86.2	$101.6	$353.4	$102.3	$107.1	$112.3	$131.1	$452.9	$99.4

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09
GAAP Pacific Rim revenue	$28.0	$30.7	$32.6	$34.2	$125.6	$29.9	$33.5	$34.3	$39.5	$137.2	$31.7
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	0.0	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.1	0.0
Non-GAAP Pacific Rim revenue	$28.0	$30.7	$32.6	$34.2	$125.6	$30.0	$33.5	$34.3	$39.5	$137.3	$31.7

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09
GAAP Japan revenue	$24.5	$25.1	$19.2	$28.6	$97.3	$25.1	$29.9	$35.7	$27.5	$118.2	$25.8
Fair value adjustment of acquired
CoCreate deferred maintenance revenue	0.0	0.0	0.0	0.0	0.0	0.4	0.5	0.3	0.2	1.4	0.0
Non-GAAP Japan revenue	$24.5	$25.1	$19.2	$28.6	$97.3	$25.5	$30.4	$36.0	$27.7	$119.6	$25.8

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09
Cost of license revenue	$3,881	$4,565	$4,387	$4,711	$17,544	$4,805	$6,778	$8,980	$9,560	$30,123	$7,584
Cost of service revenue	68,247	68,260	67,370	69,389	273,266	70,980	73,875	76,582	79,226	300,663	75,741
Sales and marketing	69,561	71,560	74,573	76,521	292,215	71,028	73,359	78,762	83,731	306,880	79,862
Research and development	37,984	40,153	39,798	44,416	162,351	41,548	45,734	47,374	47,366	182,022	48,361
General and administrative	18,923	20,711	16,855	23,288	79,777	23,551	20,808	20,294	23,176	87,829	21,437
Amortization of acquired intangible assets	2,088	1,588	1,764	2,027	7,467	2,893	4,315	4,044	4,327	15,579	3,868
In-process research and development	-	-	544	-	544	1,887	-	-	-	1,887	-
Restructuring charge, net	-	-	-	15,347	15,347	9,685	1,892	3,790	4,735	20,102	-
GAAP Operating Expenses	$200,684	$206,837	$205,291	$235,699	$848,511	$226,377	$226,761	$239,826	$252,121	$945,085	$236,853

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09
Cost of license revenue
Acquired intangible amortization	$1,287	$1,880	$1,728	$1,925	$6,820	$2,954	$4,607	$6,289	$5,991	$19,841	$4,668
Stock-based compensation	21	19	60	38	138	-	14	12	12	38	14
Cost of service revenue
Acquired intangible amortization	32	17	17	16	82	17	17	17	16	67	8
Stock-based compensation	1,910	1,768	993	2,741	7,412	2,347	2,222	2,298	2,305	9,172	2,255
Sales and marketing
Stock-based compensation	1,565	2,326	2,035	3,059	8,985	2,867	2,936	3,130	3,296	12,229	2,908
Research and development
Stock-based compensation	1,842	1,629	1,058	2,676	7,205	2,270	2,337	2,322	2,500	9,429	2,258
General and administrative
Stock-based compensation	3,292	3,105	884	5,424	12,705	3,119	3,420	3,387	3,602	13,528	3,096
Amortization of acquired intangible assets	2,088	1,588	1,764	2,027	7,467	2,893	4,315	4,044	4,327	15,579	3,868
In-process research and development	-	-	544	-	544	1,887	-	-	-	1,887	-

Restructuring charge, net	$-	$-	$-	$15,347	$15,347	$9,685	$1,892	$3,790	$4,735	$20,102	$-
Non-GAAP Adjustments	$12,037	$12,332	$9,083	$33,253	$66,705	$28,039	$21,760	$25,289	$26,784	$101,872	$19,075

	Q1 '07	Q2 '07	Q3 '07	Q4 '07	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09
Cost of license revenue	$2,573	$2,666	$2,599	$2,748	$10,586	$1,851	$2,157	$2,679	$3,557	$10,244	$2,902
Cost of service revenue	66,305	66,475	66,360	66,632	265,772	68,616	71,636	74,267	76,905	291,424	73,478
Sales and marketing	67,996	69,234	72,538	73,462	283,230	68,161	70,423	75,632	80,435	294,651	76,954
Research and development	36,142	38,524	38,740	41,740	155,146	39,278	43,397	45,052	44,866	172,593	46,103
General and administrative	15,631	17,606	15,971	17,864	67,072	20,432	17,388	16,907	19,574	74,301	18,341
Amortization of acquired intangible assets	-	-	-	-	-	-	-	-	-	-	-
In-process research and development	-	-	-	-	-	-	-	-	-	-	-
Restructuring charge, net	-	-	-	-	-	-	-	-	-	-	-
Non-GAAP Operating Expenses	$188,647	$194,505	$196,208	$202,446	$781,806	$198,338	$205,001	$214,537	$225,337	$843,213	$217,778